Exhibit 5

January 28, 2002

THE BOARD OF DIRECTORS OF
GOLDEN STAR RESOURCES LTD.
Suite 103, 10579 Bradford Road
Littleton, Colorado 80127-4247
USA

Dear Sirs:

Re: Golden Star Resources Ltd. (the “Corporation”) — Registration Statement on Form S-3

We have acted as counsel for the Corporation in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration for sale of up to 17,964,960 common shares of the Corporation (the “Shares”) issued as a part of units offered to certain accredited investors and obtainable upon the exercise of the common share purchase warrants included in such units and issued to the agent and a consultant in connection with the placement of the units.

We have examined such documents and have considered such questions of law as we have determined relevant and necessary as a basis for the opinions hereinafter set forth. As to various questions of fact material to such opinions and which were not independently established, we have relied upon a certificate of an officer of the Corporation, a copy of which has been delivered to you today.

In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, notarial or true copies or reproductions.

We are qualified to practice law only in the Province of Alberta and our opinions herein are restricted to the laws of the Province of Alberta and the federal laws of Canada applicable therein, as of the date of this opinion. We do not undertake to advise the addressee hereof as to any changes in the laws of the Province of Alberta and the federal laws of Canada, applicable therein after the date of this opinion.

Based upon the foregoing and subject to the qualifications hereinafter expressed, we herein express the following opinion, that the Shares have been, or, upon issuance in accordance with the terms and conditions of the warrants, will be duly authorized and are, or will be, legally issued, fully paid and non-assessable.

This opinion is being furnished for the sole benefit of the addressee hereof and may not be used, circulated, quoted, relied upon, distributed, or otherwise referred to by any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ FIELD ATKINSON PERRATON LLP

FIELD ATKINSON PERRATON LLP